Exhibit 99.2


            Comments for Third Quarter 2004 Earnings Conference Call
                      Thursday, November 4, 2004 @ 10:30 am


Dial In #: 888-552-7850             International Dial In #: 706-645-9166
Conference ID #: 4885686
Replay #: 800-642-1687              International Replay #: 706-645-9291
Access Code: 1267798
Replay will last through November 8, 2004

1.   Introduction  (G.  Laskaris)
Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's Third Quarter 2004 Earnings Conference Call.

- I hope you had a chance to see Bob Catell on CNBC early this morning when he announced third quarter earnings results.

-    Please note that our 10-Q was filed this morning with the SEC.

- A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.


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Opening Comments  (Bob Catell)

Thank you and good morning. This morning I am pleased to announce that our Board of Directors has approved a dividend increase of 4 cents per share, effective February 2005, bringing our annual dividend to $1.82 per share. This builds upon the Company's long history of paying a dividend to our shareholders. Our dividend is an important part of the total return to our shareholders and demonstrates our confidence in our core gas and electric businesses and belief that our strong financial position and cash flow will support a sustainable increase in the dividend.

In addition, as part of KeySpan's strategic review of the Energy Services segment, the Company has decided to begin the process to dispose of a significant portion of the companies involved in mechanical contracting in the coming months. As a result of this decision and in accordance with GAAP, KeySpan recorded a $90 million non-cash after-tax goodwill impairment charge in this segment. We will monetize these businesses which do not contribute to the growth of our core gas and electric businesses, and retain those businesses which support our growth strategy, better positioning KeySpan in the future.

In terms of earnings, third quarter consolidated GAAP results were a loss of $117 million or 73 cents per share, compared to net income of $11 million or 7 cents per share last year.


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


Excluding the impact of the Energy Services impairment charge, as well as the premiums paid for the redemption of long-term bonds, we had pro-forma consolidated 3rd quarter results of $0.01 per share or $2.6 million, as compared to $0.07 per share or $11.1 million for the same period last year, despite 9% cooler weather.

Excluding the impact of these special items, and despite the cooler than normal summer weather, I am pleased that KeySpan had solid results, which were in line with consensus estimates. The performance for the quarter was driven by the steady growth of our gas and electric businesses as we have remained focused on executing our strategy of efficiently growing our core operations.

In our electric business, we benefited from the additional capacity of our new Ravenswood unit and from financial hedges in the energy market during the summer months. We are extremely pleased with the performance of the new highly efficient Ravenswood unit which operated every day of the summer "on-peak period" and reported an availability factor of 98% -- excellent results for a brand new unit. The effectiveness of KeySpan's risk mitigation strategy was exhibited this quarter as our program of hedging spark spreads helped to minimize the impact of a cooler summer. We were able to mitigate risk while achieving significant capacity payments - resulting in the electric business' continued strong contribution to KeySpan's results.

The gas distribution segment continued to benefit from customer additions and oil-to-gas conversions, which were similar to last year's third quarter results, and are on target to reach our 2004 goal. Also contributing to the improvement in the gas business was the rate increase in our New England territory achieved last November, as well as effective expense management.

This quarter also represents the first full quarter where our ownership levels in our non-core investments in Houston Exploration and KeySpan Canada have changed to minority positions as we continue our commitment to exit our non-core businesses.


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


During the third quarter, we continued to strengthen our balance sheet with the redemption of long term bonds, further enhancing our financial position and reducing interest costs. We continue to remain focused on both capital and expense efficiency in our businesses and expect core O&M expense levels for 2004 to remain flat compared to last year as a result of cost savings of approximately $100 million.

Turning now to new projects, we continue to work to improve both the infrastructure and gas supply to our region. We recently announced the acquisition of a 21% interest in the Millennium Pipeline project, which will bring new supplies of natural gas from the Midwest to New York and the Northeast. This pipeline will transport up to 500,000 dekatherms of natural gas a day from Corning to Ramapo, New York. This acquisition is part of our strategy to invest in energy related assets that support our core businesses.

During the period, the Long Island Power Authority continued to evaluate its options in terms of its future direction in the Long Island energy market, and we testified at a LIPA hearing last month. One of the options that LIPA is exploring is the privatization of its transmission and distribution system -- the system that we currently operate on LIPA's behalf under a long term contract. We have provided input to LIPA to demonstrate that there may be opportunities for KeySpan that could benefit both Long Island ratepayers and our investors.

As you know, KeySpan has always been dedicated to strong corporate governance, and this fact has been recognized by Institutional Shareholder Services, the independent group which analyzes and ranks companies on corporate governance. KeySpan is now ranked in the top 10 companies in the S&P 500, with a "corporate governance quotient" ranking higher than 98.2% of the companies in this index - a result of which I am very proud.

Another item of which I am proud, is "The New York Ten Award" given by The Executive Council, which I accepted in honor of KeySpan's employees. This award recognized ten leaders in the greater New York business community who have most significantly impacted business innovation through technology. I am delighted that KeySpan was acknowledged as being innovative and providing value to its customers.


At this time, I will turn the call over to Bob Fani who will review the results of our operations.


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


Operational Update  (Bob Fani)

Thanks, Bob, and good morning.

Looking at the operational highlights of our businesses, let's start with the gas distribution business which serves our New York City, Long Island and New England regions.

Our Gas Distribution segment reported a seasonal operating income loss of $24 million for the third quarter, an improvement of 6% over last year. Year to date results of approximately $391 million were up 5.3% over last year, benefiting from new load growth and the rate increase in the New England service territory.

Net revenues for 2004 year-to-date increased by approximately $35 million, benefiting from new customer additions, oil-to-gas conversions, and the New England rate increase. The year-to-date contribution of this rate increase, which became effective in the fourth quarter of 2003, was approximately $27 million. We achieved this growth in gas net revenues even though the weather for the first nine months, measured in heating degree days, was approximately 9% warmer than last year.

With regard to operations and maintenance expenses, year-to-date results were down approximately $3 million from last year. In terms of our uncollectible accounts receivable, bad debt as a percent of receivables continues to remain at approximately 1%. However, in the 4th quarter we anticipate an increase in the reserve for uncollectibles, due to higher gas costs.

As we all know, the price of gas and oil are both higher this year compared to last year. Despite the challenge of higher gas prices, we continue to add new customers. In the first nine months of the year, we completed more than 31,500 gas installations, which should generate approximately $33 million in new annual gross profit margin. We expect to be at or near our aggressive annual goal of $55 million in new gross profit margin by year-end. Specifically, year-to-date, in New York City, we added $11 million in new gross profit margin, $10 million on Long Island and $12 million in our New England service territory.

With regards to natural gas supply, KeySpan is prepared to meet the needs of its customers this winter. We have been filling our gas storage since the end of the last heating season - with total storage capability of over 80 Bcf -- and we have reached our storage target levels of 100% in preparation for this heating season. This is part of our gas hedging strategy to ensure the adequacy of gas supply and lock in a portion of gas costs before the peak season. With gas storage and other financial hedges, we are able to lock in prices for about two-thirds of our customers' winter season gas needs. We expect our customers' bills to increase this winter by approximately 10%.


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


Now,  turning  to an update  on  regulatory  matters...  Under  the  Boston  Gas
Performance Based Rate Plan, approved as part of last year's rate case, the state regulators in Massachusetts approved in October a base rate increase of $4.6 million as well as an increase of $7.9 million to recover pension and other post-retirement costs.

Moving now to the Electric Business - which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long term contracts.

I am pleased to report that operating income for the electric segment is up 9% over last year's third quarter, from $102 to $111 million. On a year-to-date basis, operating income is up 17%. This is largely due to the contribution from the new 250 MW unit at Ravenswood, which performed very reliably this summer, and also from the financial hedges in place for the energy market this cooling season. These hedges are part of KeySpan's risk mitigation strategy, and contributed to locking in spark spreads despite weather, which was 9% cooler than the third quarter last year.

Net revenues from the entire Ravenswood facility increased $14 million for the third quarter, reflecting both higher energy margins of $6 million and greater capacity revenues of $8 million.

The increase in energy margins reflects an increase in energy sales of 322,000 megawatt-hours or 17%, as compared to the third quarter of last year despite the cooler weather. This increase in energy sales is primarily due to the operation of the new extremely efficient 250 MW combined cycle generating plant at Ravenswood. In addition, spark spreads we realized - the selling price of energy less the cost of the fuel - remained essentially the same as last year. We were able to realize flat spark spreads - despite the cooler weather and lower spark spreads in the physical energy market -- due to our hedging strategy where we hedge 50% of the summer output of Ravenswood. The gains associated with our hedging program increased by approximately $13 million this quarter compared to last year.

The increase in capacity revenues for the quarter reflects the impact of the Ravenswood addition in the capacity-tight New York City market.

These results also demonstrate the effectiveness of KeySpan's risk mitigation strategy, where the majority of our net revenues from our Long Island and Ravenswood generation come from the capacity market, and our hedging program reduces our exposure to the energy market.


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


These increases in revenues were offset by an increase in operating expenses of 6% in the third quarter of 2004, due to higher O&M from an increase in maintenance costs, as well as both higher depreciation and property taxes recoverable from LIPA.

In addition to Ravenswood, the LIPA contracts performed at the same level as last year, as they continue to contribute steadily to our results.

Turning now to the Energy Services segment, which is comprised of the operations of Home Energy Services and Business Solutions. This segment reported a loss in income from operations of $21 million for the quarter, as compared to a loss of $16 million last year. These results were further impacted by the goodwill impairment charge of $122 million in this segment. This segment has experienced lower operating profits and cash flows than originally projected as a result of an extremely competitive market and poor economic conditions in the Northeast construction industry. As Bob discussed, as part of the strategic assessment, we have decided to dispose of a significant portion of the companies involved in mechanical contracting. We anticipate disposing of these mechanical contracting companies in the coming months.

And, moving to our Energy Investments segment...which includes the Company's gas exploration and production operations as well as our portfolio of other energy-related investments.

In terms of our E&P operations, we reduced our ownership in Houston Exploration from 55% down to a minority interest of 23.5% in the second quarter. Thus, KeySpan's E&P operations currently consist of this minority ownership interest in Houston, our continued ownership of the exploration and production joint venture with Houston Exploration, and our 100% ownership interest in Seneca-Upshur, which we recently acquired in the THX share exchange transaction.

The exploration and production operations reported income from operations of $12 million for the quarter, compared to $51 million in third quarter last year, reflecting KeySpan's reduced ownership in Houston Exploration. To address gas price volatility, Houston Exploration has hedged approximately 70% of its 2004 production volumes. In addition, Seneca Upshur has hedged approximately 85% of gas production through 2007.

Our other energy investments in this segment include our remaining 17.4% ownership interest in KeySpan Canada, our 20% interest in the Iroquois pipeline, our LNG facility in Rhode Island and our 50% interest in the Northern Ireland Premier pipeline. Operating income for these investments declined by $4 million, as expected, reflecting our reduced ownership interest in KeySpan Canada.

I will now turn it over to Gerry for a financial review of our results for the quarter and year-to-date.


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


Earnings Results   (Gerry Luterman)

Thanks, Bob, and good morning.

We are proud to be able to announce to our shareholders an increase in our annual dividend of 4 cents per share, effective February 1st, 2005, bringing our total to $1.82 per share.  Needless to say.... this sustainable  increase is the result of our strong financial position and cash flows. We recognize that the dividend is an important part of the total return to our income-oriented shareholders, enhanced by the government's tax cut.

In summary, this quarter the Company continued to strengthen its financial position through its excellent operational performance and the reduction of its outstanding long-term debt. This was accomplished, as Bob mentioned, despite the reduction of ownership in both the E&P and Canadian operations to minority positions. Please note ... these businesses will now be reported on the equity method of accounting rather than on a consolidated basis, and this quarter represents the first full quarter of equity accounting for both businesses.

Looking at our credit ratios, at the end of the third quarter, our debt-to-total-capitalization ratio, as calculated under our credit facilities, was 52.6%, virtually the same as the end of the second quarter. On a GAAP basis, it was 56.8%.

As committed, a reduction of 400 basis points to this ratio resulted from the $758 million bond redemption we completed in August. This, however, was offset by the increase in commercial paper due to seasonal working capital needs, primarily higher priced gas being put into storage, as well as the impairment charge in the Energy Services segment presented earlier.

The redemption of these outstanding bonds is part of KeySpan's financial strategy to further strengthen the balance sheet and reduce interest expense. These bonds were largely issued in 2000 as part of our financing of the acquisition of Eastern Enterprises. Cash interest savings as a result of this redemption are estimated to be approximately $14 million for 2004 and $55 million for 2005.


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


Regarding Energy Services, KeySpan management has decided to monetize certain business within the Business Solutions division that were performing below par, and in that context, conducted an interim goodwill evaluation of the carrying value recorded in that segment. As a result of this decision and evaluation, we recorded a non-cash goodwill impairment charge of $122 million pre-tax, or $90 million after-tax. As actual transactions are incurred, the difference between book and actual proceeds realized will be reflected in our future results.

Continuing further, in terms of maintaining our financial flexibility, in October we filed a shelf registration statement with the SEC, authorizing the potential sale of up to $3 billion in debt securities, preferred and common stock, and other securities in the future. Please note... that nothing is pending at this time, except for the MEDS remarketing next year, which you are all familiar with.

Now looking at free cash flow, we have continued to improve as committed to you at the beginning of the year. On a consolidated basis for the first nine months, our free cash flow from operations less capex increased by approximately $180 million to $220 million, with most of this increase associated with our core operations; half of which is due to the completion of the construction of the Ravenswood expansion. Please note that this does not include the gains from the sales of our non-core assets.

Regarding our risk mitigation program and KeySpan's low risk profile... as you know, our New York and Long Island gas territories have a weather normalization adjustment that significantly offsets variations in firm net revenues due to weather. Our New England territory, however, does not have this clause, and therefore to cover this exposure we mitigate the effect of weather with the use of a weather derivative for November through March 2005. Another example of risk mitigation is in our electric business, where we have a low-risk revenue profile with a high level of our net revenues coming from secure capacity payments and we hedge our exposure in the energy market. This hedging strategy allowed us to reduce the volatility of our net energy revenues this summer as we experienced summer weather that was cooler than normal. From a financial perspective, both these programs help to reduce the volatility of our net revenues and cash flows.

Looking at other financial statement items:

A dividend paid on November 1st of $0.445 per share. This current dividend level is yielding our shareholders approximately 4.5%. This will be the last dividend at this level. As Bob indicated, the annual dividend rate will be increased to $1.82 per share, or $0.455 per share quarterly, beginning February 1, 2005.


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


Finally, our earnings guidance for 2004 remains at $2.55 to $2.75 per share, as we announced in December 2003, excluding special items. Earnings from continuing core operations are forecasted to be in the range of $2.20 to $2.30 per share. Despite our reduced ownership in Houston Exploration, earnings from exploration and production operations are forecasted in the range of $0.35 to $0.45 per share, mainly due to higher realized gas prices.

I will now turn it back to Bob for some closing comments.


Closing Comments  (Bob Catell)

Thank you, Gerry, for the financial update.

Our announcement to increase the dividend marks an important step of providing added value to our shareholders. This increase will be supported by the strong cash flow from the growth of our gas and electric businesses, which will continue to improve our strong financial position. And in this quarter we showed the effectiveness of KeySpan's overall risk mitigation strategy through our proven hedging strategies in our electric businesses, which mitigated the effect of the cooler summer weather.

As we head into the heating season, we are prepared to serve the gas needs of our customers and remain focused on growing our business with additional gross profit margin. While we have a GPM goal of $55 million to meet, we will be adding load efficiently - keeping our focus on expenses and capital. These are important components of our growth strategy which, in addition to our sustainable dividend yield, will continue to deliver shareholder value.

Finally,  I would like to give an update on the succession  planning  process at
KeySpan: Yesterday the Board of Directors approved an extension of my contract as Chairman and CEO through July 2006. Also approved was the nomination of Bob Fani to join the Board at its first meeting in 2005. Bob Fani and I have developed a plan that enables me to focus on strategic development while he continues his responsibility for the execution of the Company's strategy. Together, we will continue to work to grow the Company, along with the rest of our experienced management team here at KeySpan.

Thank you, and now I invite your questions.


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